Exhibit 10.1
EXECUTION VERSION
PROJECT SUPPORT AGREEMENT
This PROJECT SUPPORT AGREEMENT (this “Agreement”), dated as of September 3, 2010, is by and between Rentech, Inc., a Colorado corporation (“Rentech”), and ClearFuels Technology Inc., a Hawaii corporation (“ClearFuels”).
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Rentech, RTK Acquisition Sub, Inc., a Hawaii corporation and a wholly-owned subsidiary of Rentech (“Merger Sub”), ClearFuels, and Kolohala Venture Fund I, LLC, as Shareholder Representative, have entered into that certain Option and Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which ClearFuels has granted Rentech the exclusive and irrevocable right, at Rentech’s discretion and subject to the fulfillment of certain conditions, to acquire ClearFuels through a merger of Merger Sub with and into ClearFuels with ClearFuels surviving the merger as a wholly-owned subsidiary of Rentech, on the terms and subject to the conditions set forth therein.
B. Pursuant to the Assistance Agreement (as defined below), ClearFuels has received a conditional award of $22,632,939 for its proposed integrated biorefinery pilot project for diesel and jet fuel production by thermochemical conversion of woodwaste, which will be located at Rentech’s Product Demonstration Unit in Commerce City, Colorado (the “Project”).
C. As a condition and an inducement for Rentech to enter into the Merger Agreement, Rentech and ClearFuels desire to enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Definitions. As used in this Agreement, the terms below shall have the following meanings:
“Ancillary Agreements” has the meaning set forth in the Merger Agreement.
“Approved Budget” means the budget attached as Exhibit G to the Merger Agreement.
“Assistance Agreement” means the Assistance Agreement, effective January 29, 2010, awarded to ClearFuels by the DOE (Award No. DE-EE0002871), as modified by Modification No. 1 thereto dated March 17, 2010, including the Special Terms and Conditions and Attachments related thereto, as amended, modified, supplemented or replaced.

“Blevins Consulting Agreement” means the Independent Contractor Consulting Contract dated October 27, 2007, between ClearFuels and Randy Blevins, as it may be amended from time to time.
“Budget Period 1” has the meaning set forth in the Assistance Agreement.
“Budget Period 2” has the meaning set forth in the Assistance Agreement.
“Business Day” means any day of the year on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized to close.
“Closing” has the meaning set forth in the Merger Agreement.
“Closing Date” has the meaning set forth in the Merger Agreement.
“Contingency” has the meaning set forth in the Contingency Appendix.
“Contingency Appendix” means the Appendix to Special Terms and Conditions of the Assistance Agreement regarding the requirements for contingency funds for integrated biorefinery projects.
“Corporate Overhead” means all costs and expenses of ClearFuels not directly attributable to the Project.
“DOE” means the U.S. Department of Energy.
“DOE Certification” is defined in Section 2.1.
“Financial Closing Date” means the closing date of a project financing by the Project Entity which provides funding in an amount sufficient to complete development, construction, commissioning and initial operations of the HECO Project.
“Financing Preferred Stock” means Series C Preferred Stock of ClearFuels, or any other series of preferred stock of ClearFuels issued by ClearFuels to investors in a Qualified Financing.
“HECO” means Hawaiian Electric Company, Inc. or its successor.
“HECO Project” means ClearFuels’ and Rentech’s proposed project which would provide up to 18,000,000 gallons per year of renewable synthetic fuel to Maui Electric Company’s Maalaea Generating Station from ClearFuels’ proposed biorefinery project on Maui using biomass from the HC&S sugar plantation on Maui as a feedstock.
“Hydrochem” means Hydro-Chem, a division of Selas Fluid Processing Corporation.

“Hydrochem Agreement” means that certain contract for the Design, Fabrication, and Construction of a 20 TPD Biomass Reformer between Hydro-Chem and ClearFuels, dated April 28, 2010, as such agreement has been or may be amended, modified, supplemented or replaced.
“Joint Development Agreement” is defined in Section 6.
“Merger Agreement” is defined in the Recitals.
“Merger Sub” is defined in the Recitals.
“Off-take Agreement” means an off-take agreement between HECO and the Project Entity, including the terms described in the solicitation submitted by ClearFuels on June 18, 2010 to HECO in response to HECO’s request for proposals dated March 31, 2010.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.
“Profits Interest” means a common membership interest in the Project Entity entitling the holders thereof to an aggregate five percent (5%) interest in the Project Entity without dilution as of the Financial Closing Date, which percentage shall be subject to dilution on a pro rata basis for any capital contributions made to the Project Entity after the Financial Closing Date.
“Project” is defined in the Recitals.
“Project Agreements” means, collectively, the Hydro-Chem Agreement, the URS Agreement, the Assistance Agreement and any other agreement related to the development and construction of the Project.
“Project Assets” is defined in Section 4.4.
“Project Budget” means the budget for the Project set forth in the Assistance Agreement, as amended, modified or supplemented from time to time.
“Project Entity” means a limited liability company that is a subsidiary of the ClearFuels, and which shall own the HECO Project.
“Project LLC Agreement” means the limited liability company agreement of the Project Entity, as amended, modified or supplemented from time to time.
“Project Support Services” means lobbying services, consulting services relating to political and regulatory matters impacting the HECO Project and such other support services for the HECO Project to be performed by the Shareholder Entity as shall be set forth in the Project LLC Agreement.

“Qualified Financing” means the closing and funding of an offering of Series C Preferred Stock of ClearFuels or other debt or equity financing by ClearFuels for aggregate gross proceeds of at least $25,000,000.
“Qualified Financing Purchase Price” means the per-share purchase price of the Financing Preferred Stock issued to investors in a Qualified Financing.
“Rentech Support Amounts” is defined in Section 5.1.
“Shareholder Entity” means a limited liability company the members of which are the Persons that are shareholders of ClearFuels as of the Closing Date.
“Shareholder LLC Agreement” means the limited liability company agreement of the Project Entity, as amended, modified or supplemented from time to time.
“Shareholder Representative” has the meaning set forth in the Merger Agreement.
“Surviving Corporation” has the meaning set forth in the Merger Agreement.
“Third Party Claim” is defined in Section 9.
“Total Project Cost” has the meaning set forth in the Assistance Agreement.
“Transaction Expenses” means all of the fees and expenses incurred by Rentech in connection with the preparation, negotiation and execution of this Agreement, the Merger Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all legal fees and disbursements and related expenses.
“URS” means URS Energy and Construction Inc. (formerly known as Washington Group International, Inc.).
“URS Agreement” means that certain Engineering Services Agreement between ClearFuels and URS, effective as of December 3, 2007, and all Work Authorizations issued pursuant thereto, as such agreement and Work Authorizations have been or may be amended, modified or replaced.
“Warrant” is defined in Section 5.2.
2. DOE Certification and Assistance Agreement.
2.1 Promptly after the date of this Agreement and, in any case, no later than September 3, 2010, so as to enable the start of Budget Period 2 on a timely basis, Rentech shall certify in a manner reasonably acceptable to the DOE on behalf of ClearFuels regarding the availability of funds for completion of the Project and for the initial twenty-five percent (25%) minimum amount of the Contingency (based on the estimated Total Project Cost that begins with Budget Period 2) in accordance with the self-certification criteria set forth in Section C.3. of the Contingency Appendix (the “DOE Certification”).

2.2 ClearFuels shall use its reasonable best efforts to take all actions and do all things reasonably necessary, proper or advisable to obtain DOE acceptance of the DOE Certification and maintain the conditional award under the Assistance Agreement. Without limiting the foregoing, ClearFuels shall (a) provide Rentech with drafts of all filings, submissions or communications it makes in connection with the DOE Certification and the Assistance Agreement, which shall not be made without Rentech’s prior written consent, not to be unreasonably withheld; (b) promptly after the receipt thereof, provide Rentech with copies of any correspondence it receives from the DOE in connection with the DOE Certification and the Assistance Award; (c) promptly inform Rentech of any inquiries or requests for information from the DOE in connection with the DOE Certification or the Assistance Award; and (d) consult with Rentech in advance of any meeting or conference, whether in person or telephone, with the DOE regarding the DOE Certification or the Assistance Agreement, and, to the extent permitted by the DOE, give Rentech the opportunity to attend and participate in such meetings or conferences. Rentech shall reasonably cooperate with ClearFuels in connection with its obligations under this Section 2.2, provided that Rentech shall not be required to incur any costs or expenses in providing such cooperation. Except as provided in Section 5.1, all costs incurred in connection with obtaining acceptance of the DOE Certification and maintaining the conditional award under the Assistance Agreement shall be borne by the party incurring them.
3. Project Support by ClearFuels.
3.1 ClearFuels shall use commercially reasonable efforts, subject to compliance by Rentech of its obligations under this Agreement, to maintain the Project Agreements in full force and effect and shall perform its obligations under the Project Agreements in accordance with their respective terms and conditions. Without Rentech’s prior written consent, ClearFuels shall not amend, modify or terminate the Project Agreements or assert, settle or compromise any claim against the counterparties to the Project Agreements.
3.2 ClearFuels shall make all payments to third parties as contemplated under the portion of the Project Budget allocated to Budget Period 1 or Budget Period 2 which are due prior to October 1, 2010, including, without limitation, all payments required to be made under the Approved Budget, including to Hydrochem under the Hydrochem Agreement or to URS under the URS Agreement which may be payable after October 1, 2010.
3.3 In the event that Rentech makes any payments to third parties pursuant to the Project Budget for Budget Period 1 or Budget Period 2 prior to October 1, 2010, upon delivery of reasonable supporting documentation of such payments to ClearFuels, ClearFuels promptly shall reimburse Rentech for such payments within three (3) Business Days. In the event that the DOE reimburses ClearFuels for any costs or expenses it has incurred pursuant to the Project Budget prior to October 1, 2010, then ClearFuels shall be entitled to retain such reimbursements, unless it is required to reimburse Rentech for such costs or expenses in accordance with the preceding sentence.

4. Project Support by Rentech.
4.1 Effective October 1, 2010, Rentech shall have operational control and full decision making authority over the Project. In furtherance of the foregoing, ClearFuels hereby appoints Rentech as its true and lawful agent and attorney-in-fact to act on behalf of ClearFuels under the Project Agreements. This appointment is irrevocable and is coupled with an interest by reason of this Agreement and the transactions contemplated hereby. Upon Rentech’s reasonable request, ClearFuels shall take such actions as are reasonably necessary or appropriate to vest Rentech with such control and authority as soon as reasonably practicable, including, without limitation, (a) directing ClearFuels’ employees and consultants to follow Rentech’s instructions with respect to the Project; (b) at Rentech’s request and direction, assigning to Rentech those Project Agreements so specified by Rentech (pursuant to assignments or other transfer documents reasonably acceptable to Rentech) or making changes or terminating agreements at Rentech’s sole discretion; (c) at Rentech’s request and direction, obtaining any required consents from counterparties to such agreements; (d) at Rentech’s request and direction, enforcing rights and asserting claims against third parties and/or under the Project Agreements, including any and all warranty and indemnity obligations; (e) directing the DOE, if permissible, to reimburse Rentech directly for payments made by Rentech under Sections 3 or 4; and (f) executing or entering into any other documents, agreement, instruments or forms as reasonably requested by Rentech. Notwithstanding the foregoing, ClearFuels shall retain all of its employees and consultants and shall be responsible for the payment of any taxes arising from the employment or consulting relationship between ClearFuels and its employees or consultants and ClearFuels shall not assign to Rentech any employment or consulting agreement it has entered into with such employees or consultants, including, without limitation, the Blevins Consulting Agreement; provided that ClearFuels’ will ensure that a majority of Randy Blevins’ time spent in service to ClearFuels will be for the benefit of the Project. In the event that a Qualified Financing closes prior to March 31, 2011, Rentech shall retain operational control of the Project, but from and after such closing Rentech and ClearFuels shall make joint decisions for completion of the Project, Rentech shall keep ClearFuels reasonably informed regarding the status of the Project and consider in good faith all reasonable requests or recommendations ClearFuels makes regarding the completion of the Project.
4.2 Effective October 1, 2010, Rentech shall be responsible for the portion of the Project Budget allocated to Budget Period 2 (other than any payments ClearFuels is required to make under Section 3.2), including, without limitation, amounts incurred under the URS Agreement and Hydrochem Agreement after October 1, 2010. Notwithstanding the foregoing, Rentech shall not be responsible for any Corporate Overhead of ClearFuels. Within ten (10) days after the end of each month commencing on or after October 1, 2010, ClearFuels shall provide to Rentech with reasonable supporting documentation detailing the amount of time spent by ClearFuels’ employees and consultants on the Project during the preceding month. Upon the earlier of (a) the closing of a Qualified Financing and (b) March 31, 2011, Rentech shall no longer be obligated to incur costs or expenses for or otherwise fund the Project Budget under this Agreement, unless Rentech in its discretion elects to continue to incur such costs or expenses or provide such funding. Subject to ClearFuels’ compliance with the following sentence, the parties acknowledge and agree that Rentech will post a letter of credit in accordance with the requirements of the Hydrochem Agreement; provided that the face amount of such letter of credit shall only be for the portion of the payments Rentech agrees to make to Hydrochem on ClearFuels’ behalf under Section 3. Notwithstanding the immediately preceding sentence, the parties shall use their respective commercially reasonable efforts to solicit Hydrochem’s consent to waive the requirement for such letter of credit or to substitute such requirement with an alternative reasonable acceptable to Rentech.

4.3 Within three (3) Business Days of receiving reimbursement from the DOE, ClearFuels shall promptly pay over to Rentech such reimbursements made by the DOE with respect to the costs and expenses Rentech has incurred in accordance with Section 4.2. Furthermore, in the event that Rentech incurs any costs or expenses or otherwise funds the Project Budget after the earlier of (a) the closing of a Qualified Financing and (b) March 31, 2011, then upon delivery of reasonable supporting documentation to ClearFuels, ClearFuels promptly shall reimburse Rentech for such costs, expenses or funding within fifteen (15) days.
4.4 As partial consideration for the project support provided hereunder, Rentech shall be entitled to the ownership of all tangible assets of the Project created or acquired after October 1, 2010, including, without limitation, any reformer, dryer or grinder created or acquired for the Project after such date (“Project Assets”) and any and all payments or damages due to ClearFuels under such Project Agreements, including any delay liquidated damages paid under the Hydro-Chem Agreement. Upon Rentech’s written request, from time to time ClearFuels shall enter into such bills of sale, assignments or other appropriate transfer documentation (including assignment of any representations and warranties and indemnities provided from counterparties to agreements) prepared by Rentech and reasonably acceptable to ClearFuels to transfer all right, title and interest in, to and under such Project Assets to Rentech on an “as-is, where is” basis. Such transfer to Rentech will be without any liability or recourse to ClearFuels and the parties shall be responsible for all of their own transaction costs associated with any transfer, including any federal, state and local taxes associated therewith.
4.5 Notwithstanding the foregoing, in the event that a Qualified Financing closes on or prior to March 31, 2011 and ClearFuels fully makes payment to Rentech as required by Sections 4.3 and 5.1, Rentech shall enter into such bills of sale, assignments or other appropriate transfer documentation to retransfer all right, title and interest in, to and under all Project Assets back to ClearFuels on an “as-is, where-is” basis (pursuant to documentation reasonably acceptable to Rentech). Such retransfer to ClearFuels will be without any liability or recourse to Rentech and ClearFuels shall be responsible for all transaction costs associated with any retransfer, including any federal, state and local taxes associated therewith.
4.6 From and after the date of this Agreement through the earlier of (a) the closing of a Qualified Financing and (b) March 31, 2011, Rentech shall use commercially reasonable efforts to cooperate with and support ClearFuels’ proposed offering of Series C Preferred Stock and shall provide technical engineering support for the Project in a manner materially consistent with Rentech’s past practices, including by assigning Harold Wright and Josh Pearson as project managers for the conditional award under the Assistance Agreement and Rentech’s relationship with ClearFuels.
4.7 After the date of this Agreement, at Rentech’s discretion, Rentech shall provide financial and operational assistance to the development of the HECO Project, including by paying third party development costs and providing project management assistance for such HECO Project. In the event that the Closing occurs and HECO agrees (before or after the Closing) to enter into an Off-take Agreement with the Project Entity, then, promptly following the Closing, ClearFuels and the Shareholder Representative shall use commercially reasonable efforts to form the Project Entity and to negotiate in good faith the terms of the Project LLC Agreement consistent with the terms of this Agreement. Upon completion of such negotiations,

ClearFuels shall execute the Project LLC Agreement and cause the Project Entity to issue the Profits Interest to the Shareholder Entity. The Project LLC Agreement shall not require any holder of the Profits Interests (in its capacity as such) to make capital contributions to the Project Entity, provided that the percentage interest of such holder shall be subject to dilution on a pro rata basis with ClearFuels for any capital contributions made to the Project Entity after the Financial Closing Date in accordance with the Project LLC Agreement. The Shareholder LLC Agreement shall be consistent with the terms of this Agreement, shall be in form and substance reasonably satisfactory to Rentech, and shall require Rentech’s consent to any amendments, modifications or supplements thereto. The Shareholder LLC Agreement shall prohibit direct or indirect transfers of membership interests in the Shareholder Entity to any Person that is not a shareholder of ClearFuels as of the Closing Date without the prior written consent of Rentech. The Shareholder LLC Agreement shall also require that the Shareholder Entity generally provide Project Support Services as reasonably requested by Project Entity. Nothing in this Agreement, the Project LLC Agreement or the Shareholder LLC Agreement shall require Rentech or its affiliates to commence or continue the Project, which Rentech may abandon at any time. Further, notwithstanding the foregoing, the Project Entity shall not be required to issue the Profits Interest to the Shareholder Entity or any other Person, if the Project Entity reasonably determines that the issuance of the Profits Interests constitutes the sale of a security, unless the Shareholder Entity represents that it is an accredited investor (as defined under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and provides other customary investment representations and warranties for transactions under Rule 506 of Regulation D, or unless the issuance is otherwise made in compliance with an applicable exemption from the registration requirements of the Securities Act and all other applicable federal and state securities laws (if any) that does not require the information required to be furnished under Rule 502(b) of Regulation D; provided, however, that in the event that the offer and sale of the Profits Interest is made pursuant to Rule 504 of Regulation D, then the Shareholder Entity shall not be required to represent that it is an accredited investor. Following the Closing, the Shareholder Representative shall have the right to enforce this Section 4.7. References in this Section to ClearFuels shall include the Surviving Corporation following the Merger.
5. Partial Consideration for Rentech Support. In the event that a Qualified Financing closes on or prior to March 31, 2011, then at such closing:
5.1 ClearFuels shall reimburse Rentech for all documented costs and expenses it has incurred with respect to the portion of the Project Budget attributable to Budget Period 2 on a total project basis (including, without limitation, payments made to vendors and Corporate Overhead incurred by Rentech) and all Transaction Expenses incurred by Rentech on or before the date the Qualified Financing closes, excluding any such costs and expenses that have already been reimbursed by the DOE or ClearFuels as contemplated by this Agreement on or before March 31, 2011 (the “Rentech Support Amounts”). In addition, at such closing, ClearFuels shall pay to Rentech an administration fee with respect to each month in the period from October 1, 2010 through March 31, 2011. The administration fee for each such month shall equal the product of (a) fifteen percent (15%) of the aggregate Rentech Support Amount for such month and (b) a fraction, (i) the numerator of which is the number of days that have elapsed from the first day of such month through the closing date of the Qualified Financing, and (ii) the denominator of which is 360.

5.2 ClearFuels shall issue to Rentech a warrant (the “Warrant”) to purchase a number of shares of Financing Preferred Stock equal to (a) the Rentech Support Amount, divided by (b) fifty percent (50%) of the Qualified Financing Price. The Warrant shall have an exercise price equal to fifty percent (50%) of the Qualified Financing Price. The Warrants shall have a term that expires five (5) years from the date of grant. The Warrant shall include a customary net share settlement provision. The form and other terms of the Warrant shall be reasonably acceptable to Rentech.
6. Extension of Financing Deadline. The parties hereby agree to extend the “Financing Deadline” as defined under the following agreements to March 31, 2011: (i) the Joint Collaboration, Development and Commercialization Agreement, dated as of June 23, 2009 (“Joint Development Agreement”), by and between Rentech and ClearFuels, (ii) the Master License Agreement, dated as of June 23, 2009, by and between ClearFuels and Rentech and (iii) the Warrant, dated June 23, 2009 issued by Rentech to ClearFuels for the purchase of up to 5,000,000 shares of Rentech common stock.
7. Representations and Warranties of Rentech. Rentech represents and warrants to ClearFuels as follows:
7.1 Authority. The execution, delivery and performance by Rentech of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of Rentech and no further action on the part of Rentech is necessary to authorize the execution, delivery and performance by Rentech of this Agreement and the consummation by Rentech of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Rentech and, assuming due and valid authorization, execution and delivery hereof by ClearFuels, constitutes a valid and binding obligation of Rentech, enforceable against Rentech in accordance with its terms.
7.2 Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Person are necessary for the consummation by Rentech of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Rentech, nor the consummation by Rentech of the transactions contemplated hereby, nor compliance by Rentech with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the organizational documents of Rentech or (b)(i) violate any law, judgment, writ or injunction of any governmental body applicable to Rentech or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of Rentech or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Rentech or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

8. Representations and Warranties of ClearFuels. ClearFuels represents and warrants to Rentech as follows:
8.1 Authority. The execution, delivery and performance by ClearFuels of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of ClearFuels and no further action on the part of ClearFuels is necessary to authorize the execution, delivery and performance by ClearFuels of this Agreement and the consummation by ClearFuels of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ClearFuels and, assuming due and valid authorization, execution and delivery hereof by Rentech, constitutes a valid and binding obligation of ClearFuels, enforceable against ClearFuels in accordance with its terms.
8.2 Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Person are necessary for the consummation by ClearFuels of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by ClearFuels, nor the consummation by ClearFuels of the transactions contemplated hereby, nor compliance by ClearFuels with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the organizational documents of ClearFuels or (b)(i) violate any law, judgment, writ or injunction of any governmental body applicable to ClearFuels or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of ClearFuels or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which ClearFuels or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.
8.3 Project Agreements. ClearFuels has provided to Rentech a true, complete and correct copy of each of the Project Agreements and all amendments, modifications, attachments and supplements thereto. Each Project Agreement is in full force and effect and is the legally valid and binding obligation of ClearFuels enforceable against it in accordance with it terms. ClearFuels is not in default in any material respect under any Project Agreement and, to the knowledge of ClearFuels, the counterparties thereto are not in default thereunder in any material respect. ClearFuels has delivered to Rentech all material written communications from such counterparties relating to the Project Agreements.
9. Indemnity by ClearFuels. ClearFuels shall indemnify Rentech, its affiliates, and all of their officers, directors, employees and agents, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), non-appealed or non-appealable judicial or arbitration damage awards and settlement payments, payable or owed by Rentech in connection with any demands, lawsuits and other legal actions by third parties related to this Agreement (“Third Party Claim”) against Rentech arising from any (a) negligent actions or willful misconduct by ClearFuels, its affiliates, officers, directors, employees or agents, or (b) breach of any provision of this Agreement by ClearFuels.

10. Indemnity by Rentech. Rentech shall indemnify ClearFuels, its affiliates, and all of their officers, directors, employees and agents, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), non-appealed or non-appealable judicial or arbitration damage awards and settlement payments, payable or owed by ClearFuels in connection with any Third Party Claim against ClearFuels arising from any negligent actions or willful misconduct by Rentech, its affiliates, officers, directors, employees or agents.
11. Confidentiality. Each party agrees to keep the terms of this Agreement in strict confidence, unless disclosure of such terms is required by applicable law, regulations, rules or stock exchange requirements or unless disclosure is approved in writing by the other party; provided, however, each party may disclose the terms to its potential investors and lenders, and to its consultants, counsel and advisors who agree to keep such information confidential on a need to know basis.
12. Termination. This Agreement (other than Sections 3.3, 4.3, 4.4, 4.5, 5, 9, 10, 11, 12 and 13, which shall survive indefinitely) shall terminate and shall have no further force or effect as of the earliest to occur of (a) the Effective Time (as defined in the Merger Agreement); (b) March 31, 2011; (c) the date upon with the Merger Agreement is validly terminated in accordance with Article X thereof; and (d) the date that the DOE informs either party in writing that it does not accept the DOE Certification.
13. Miscellaneous.
13.1 Submission to Jurisdiction; Consent to Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York located in the County of New York, and, by execution and delivery of this Agreement, each party hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto hereby irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof to such party by registered or certified mail, postage prepaid, return receipt requested, to such party at its address specified in Section 13.5. The parties hereto hereby irrevocably waive trial by jury, and each of the parties waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to bringing of any such action or proceeding in such respective jurisdictions.
13.2 Entire Agreement; Amendments and Waivers. This Agreement, the Merger Agreement and the Ancillary Agreements represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Notwithstanding the foregoing, the parties acknowledge and agree that the Joint Development Agreement remains in full force and effect as modified by this Agreement. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.
13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.
13.4 Interpretations and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to a Section or Schedule, such reference is to a Section a Schedule of this Agreement; (b) the headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded; if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day; (h) any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) all references to monetary amounts in this Agreement refer to U.S. dollars unless otherwise indicated.
13.5 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); when transmitted if transmitted by electronic mail; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and five business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Rentech:
Rentech, Inc.
10877 Wilshire Boulevard, Suite 600
Los Angeles, CA 90024
Attention: General Counsel
Facsimile No.: 310.571.9799
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Anthony J. Richmond
Facsimile No.: 650.463.2600
If to ClearFuels:
99-193 Aiea Heights Road
Aiea, Hawaii 967801
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Virtual Law Partners LLP
P.O. Box 4214
Honolulu, Hawaii 96801
Attention: Gregory R. Kim
Facsimile No.: 808.356.0425
Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.
13.6 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

13.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. Nothing in this Agreement shall create or be deemed to create any rights as third-party beneficiaries to this Agreement in any Person not a party to this Agreement, except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties and any attempted assignment without the required consents shall be void.
13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.9 Payments. All payments to be made by one party to the other party hereunder shall be made by wire transfer of immediately available funds to an account designated by the receiving party at least three (3) Business Days prior to the date such payment is due.
13.10 Specific Performance. Notwithstanding anything to the contrary contained herein, ClearFuels acknowledges and agrees that ClearFuels’ failure to perform its obligations hereunder, will result in irreparable harm to Rentech and that Rentech shall be entitled to enforce this Agreement and any of its provisions by injunction, specific performance and/or other equitable relief without prejudice to any other rights and remedies that Rentech may have and without the requirement to post a bond.
13.11 Sole Remedy. Notwithstanding anything to the contrary contained herein, ClearFuels acknowledges and agrees that in the event that Rentech fails to perform its obligations hereunder its sole and exclusive remedy shall be to terminate the Merger Agreement in accordance with its terms. ClearFuels hereby irrevocably and unconditionally waives any other remedies to the fullest extent permitted by applicable law.
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IN WITNESS WHEREOF, the parties have caused this Project Support Agreement to be duly executed on the date and year first above written.

RENTECH, INC.
By:	/s/ Douglas M. Miller
Name:	Douglas M. Miller
Title:	Executive Vice President, Project Development

CLEARFUELS TECHNOLOGY INC.
By:	/s/ Eric Darmstaedter
Name:	Eric Darmstaedter
Title:	Chief Executive Officer